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                                                                   Exhibit 23.13

       [Letterhead of Berkley, Gordon, Levine, Goldstein & Garfinkel, LLP]

         Consent of Berkley, Gordon, Levine, Goldstein & Garfinkel, LLP
                             (Vestin Fund II, LLC)

We have issued our opinion dated March 24, 2003 for Vestin Fund II, LLC, contained in Post-Effective Amendment No. 3 to the Registration Statement on Form S-11 and Prospectus. We consent to the use of the aforementioned opinion in Post-Effective Amendment No. 3 to the Registration Statement on Form S-11 and Prospectus, and to the use of our name as it appears under the caption "Legal Matters."

Berkley, Gordon, Levine, Goldstein & Garfinkel, LLP
Las Vegas, Nevada
March 24, 2003

/s/ Berkley, Gordon, Levine, Goldstein & Garfinkel, LLP